Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First Quarter 2017 Results and Declares Cash Distribution;
East Texas Acquisitions and Development Agreements Enhance Growth Outlook

HOUSTON, May 8, 2017 (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Partnership") today announces its financial and operating results for the first quarter of 2017.

Highlights

•	Production for the first quarter averaged 35.6 MBoe/d, a 19% increase over the prior quarter.

•	Reported oil and gas revenues of $88.2 million and lease bonus and other income of $13.7 million for the quarter.

•	Generated record net income of $61.6 million, record Adjusted EBITDA (as defined below) of $77.9 million, and record cash available for distribution of $68.5 million for the quarter.

•
Realized a $50.0 million increase in the revolving credit facility borrowing base to $550.0 million, resulting in liquidity in excess of $175 million based on outstanding borrowings at the end of the quarter.

•
Achieved a 1.5x coverage ratio on all classes of units on the declared distribution attributable to the first quarter; common unit distribution scheduled to grow 9% to $0.3125 for the second quarter of 2017.

•
Subsequent to quarter-end, entered into an agreement to acquire approximately 138,000 gross mineral acres (approximately 49,000 net) in East Texas for 2.0 million common units issued directly to the sellers and $2.2 million of cash; concurrently entered into agreements with a major oil and gas company that provide incentives to accelerate development of the acquired and legacy Black Stone minerals position in the Shelby Trough.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ President, Chief Executive Officer, and Chairman commented, "We are very pleased to begin 2017 hitting on all cylinders. We set several new quarterly records in the first quarter, including highs for production, net income, Adjusted EBITDA, and distributable cash flow. We are seeing robust activity in a number of our core areas and have already made several complementary acquisitions this year bolstering our strong positions in the Permian Basin and the East Texas Haynesville/Bossier plays. We believe this provides a clear path to sustained growth in our royalty production and underpins our long-term distribution growth objectives."

Mr. Carter continued, "We have also taken a number of positive steps this year to enhance our liquidity and balance sheet strength. We have funded a substantial portion of our acquisitions year-to-date with equity, dramatically lowered our future capital requirements through the East Texas farmout announced in February, and received an additional $50 million of borrowing base capacity based on the strong reserve growth we posted at the end of last year. The business is performing well, and with more than $175 million in liquidity we are in a great position to execute on our development and acquisition plans."

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported average production of 35.6 MBoe/d for the first quarter of 2017, 73% of which is natural gas. 59% of reported production is attributable to mineral and royalty interests. This represents an increase of 17% over average production of 30.3 MBoe/d for the corresponding period in 2016 and an increase of 19% over the fourth quarter of 2016 production levels.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $27.52 for the quarter ended March 31, 2017, an increase of 45% from $18.96 per Boe for the quarter ended March 31, 2016.

Black Stone Minerals reported oil and gas revenues of $88.2 million for the first quarter of 2017, an increase of 68% from $52.4 million for the first quarter of 2016. The increase reflects higher production volumes as well as significantly higher realized prices for oil and natural gas.

Gain on commodity derivative instruments was $22.7 million in the first quarter of 2017, which is composed of a $4.3 million gain from realized settlements and an $18.4 million unrealized gain due to the change in value of the Partnership’s derivative positions during the quarter. In the first quarter of 2016, the gain on commodity derivative instruments was $10.6 million.

Lease bonus and other income was $13.7 million for the first quarter of 2017, an increase from the $1.4 million in lease bonus and other income from the same period last year. Leasing activity in the Williston Basin, Canyon Lime, Mississippian/Woodford, Haynesville/Bossier, and Permian comprised the majority of leases written in the quarter.

The Partnership reported net income of $61.6 million for the quarter ended March 31, 2017, compared to $10.7 million in the corresponding period in 2016.

Financial Position

As of March 31, 2017, the Partnership had $14.0 million in cash and $388.0 million outstanding under its credit facility. In April 2017, Black Stone Minerals’ borrowing base was increased to $550.0 million from $500.0 million as part of its regularly scheduled semi-annual redetermination process. As of May 8, 2017, the Partnership had $370.0 million outstanding under the credit facility and $12.7 million in cash, providing $192.7 million in available liquidity. Black Stone Minerals is in compliance with all financial covenants associated with its credit facility.

Acquisitions

During the quarter, the Partnership's acquisition activity was focused in the Delaware Basin and in East Texas. As of March 31, 2017, Black Stone had invested $30.8 million in cash and $12.0 million in equity for assets in the Delaware Basin. In East Texas, the Partnership acquired assets during the quarter for $17.6 million in cash and $0.2 million in equity.

Working Interest Participation

Black Stone Minerals expects that it will invest between $50 and $60 million in its working interest participation program in 2017, the majority of which will be deployed in the Haynesville Shale in the Shelby Trough area of East Texas. Of this amount, approximately $40 million relates to Haynesville Shale wells that were spud in 2016. As previously announced, the Partnership has entered into a farmout agreement that reduces Black Stone's working interest by 80% in certain areas in San Augustine County, Texas for wells spud beginning in 2017. Through the first quarter of 2017, the Partnership had incurred $20.4 million participating as a non-operating working interest owner on its own minerals.

Distributions

The Board of Directors of the general partner has approved cash distributions attributable to the first quarter of 2017 of $0.2875 per common unit and $0.18375 per subordinated unit. Distributions will be payable on May 25, 2017 to unitholders of record on May 18, 2017. The quarterly distribution coverage ratio was approximately 1.5x for all classes of units (2.4x for common units).

East Texas Acquisitions and Development Update

At the beginning of 2017, Black Stone began an active effort to acquire acreage in the Shelby Trough area of East Texas that is prospective for Haynesville and Bossier shale development. During the first quarter of 2017, the Partnership acquired mineral interests for $17.6 million in cash and $0.2 million in equity.

The Partnership has also entered into agreements to acquire various mineral and royalty interests throughout Angelina and surrounding counties in East Texas previously owned by Angelina County Lumber Company ("ACLCO"). To date, Black Stone has agreed to acquire interests in approximately 138,000 gross mineral (approximately 49,000 net) acres, which includes approximately 12,000 net mineral acres in the Shelby Trough, in exchange for 2.0 million common units in Black Stone Minerals and $2.2 million in cash based on current seller elections. The transactions are subject to customary closing conditions and the consideration provided is subject to certain pre-closing adjustments. Black Stone has offers outstanding on additional interests which could further increase the size of this acquisition. The acreage being acquired complements the Partnership's existing high-interest acreage in the Shelby Trough area of East Texas, where operators are actively developing the Haynesville and Bossier shales, and is an important component in the development agreements discussed below.

Concurrent with the acquisition activity above, Black Stone Minerals entered into agreements with a major oil and gas company to accelerate development of Black Stone acreage in several distinct areas within the Shelby Trough.  Assuming full development of the areas, Black Stone estimates that in excess of 20 wells per year could be drilled and completed on high-interest Black Stone acreage. Black Stone believes there are several hundred potential drilling locations within the areas covered by the development agreements.

On the recent East Texas developments, Mr. Carter remarked, "The ACLCO acquisition will bolster our position in the Shelby Trough at a time when the industry is becoming increasingly active in the Haynesville Shale. Using our equity for a transaction like this is a 'win-win' situation for both groups, and I think that we'll be able to do more deals like this in the future. I've known many of the people associated with ACLCO for a long time, and I am happy to welcome them as Black Stone unitholders. We are also excited about the development agreements we have entered into with our operating partner. The scale and breadth of our minerals position enable us to structure creative deals that benefit producers while attracting their drilling capital to our mineral positions. We think we have structured deals that provide incentives to quickly develop our Shelby Trough acreage."

Mr. Carter added, "The acquisitions we've made combined with the attendant development agreements are another important step to delivering on our commitment to increase royalty volumes as a percentage of our overall production profile. Together, they have the potential to drive growth in production and cash flow from our mineral and royalty assets for years to come. Importantly, we believe that at full development pace our Shelby Trough assets will be able to equal the net working interest cash flows that were farmed out earlier in the year. We are committed to right-sizing the working interest portion of our business in a way that maximizes the value of our world-class mineral and royalty portfolio."

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter 2017 on Tuesday, May 9, 2017 at 9:00 a.m. Central Time. To join the call, participants should dial (877) 447-4732 and use conference code 11614253. A live broadcast of the call will also be available at http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through May 31, 2017.

Upcoming Investor Relations Event

Black Stone Minerals will be participating in the MLPA 2017 Annual Investor Conference on June 1, 2017 in Orlando, Florida. Management will be participating in one-on-one meetings throughout the day and is scheduled to present at 1:40 p.m. Eastern Time. A webcast for this presentation will be available in the Investors section of the Black Stone Minerals website. Materials for the presentation will be made available on the Partnership's website on the day of the event.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in over 40 states and 60 onshore basins in the continental United States.  The Partnership also owns and selectively participates as a non-operating working interest partner in established development programs, primarily on its mineral and royalty holdings.  The Partnership expects that its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests will result in production and reserve growth, as well as increasing quarterly distributions to its unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events, or developments that the Partnership expects, believes, or anticipates will or may occur in the future are forward-looking statements. Terminology such as "will," "may," "should," "expect," "anticipate," "plan," "project," "intend," "estimate," "believe," "target," "continue," "potential," the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements.

These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	the Partnership’s ability to execute its business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on the Partnership’s properties;

•	regional supply and demand factors, delays, or interruptions of production;

•	the Partnership’s ability to replace its oil and natural gas reserves; and

•	the Partnership’s ability to identify, complete, and integrate acquisitions.

Information for Non-U.S. Investors

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Although a portion of Black Stone Minerals’ income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Black Stone Minerals’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Black Stone Minerals’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate, currently 39.6% for individuals.

Black Stone Minerals, L.P. Contact

Brent Collins
Vice President, Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2017	2016
REVENUE
Oil and condensate sales	$40,474	$27,248
Natural gas and natural gas liquids sales	47,701	25,112
Gain (loss) on commodity derivative instruments	22,725	10,626
Lease bonus and other income	13,682	1,395
TOTAL REVENUE	124,582	64,381
OPERATING (INCOME) EXPENSE
Lease operating expense	4,189	4,889
Production costs and ad valorem taxes	11,902	7,062
Exploration expense	562	8
Depreciation, depletion, and amortization	26,379	21,721
Impairment of oil and natural gas properties	—	6,096
General and administrative	17,212	17,401
Accretion of asset retirement obligations	247	274
(Gain) loss on sale of assets, net	(924)	(4,680)
TOTAL OPERATING EXPENSE	59,567	52,771
INCOME (LOSS) FROM OPERATIONS	65,015	11,610
OTHER INCOME (EXPENSE)
Interest and investment income	6	153
Interest expense	(3,507)	(1,048)
Other income (expense)	69	34
TOTAL OTHER EXPENSE	(3,432)	(861)
NET INCOME (LOSS)	61,583	10,749
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(9)	(2)
DISTRIBUTIONS ON REDEEMABLE PREFERRED UNITS	(1,114)	(1,804)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$60,460	$8,943
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	35,517	8,320
Subordinated units	24,943	623
	$60,460	$8,943
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.37	$0.09
Weighted average common units outstanding (basic)	96,901	96,484
Per subordinated unit (basic)	$0.26	$0.01
Weighted average subordinated units outstanding (basic)	95,149	94,995
Per common unit (diluted)	$0.37	$0.09
Weighted average common units outstanding (diluted)	97,590	96,752
Per subordinated unit (diluted)	$0.26	$0.01
Weighted average subordinated units outstanding (diluted)	95,149	94,995
DISTRIBUTIONS DECLARED AND PAID:
Per common unit	$0.2875	$0.2625
Per subordinated unit	$0.1838	$0.1838

The following table shows the Partnership’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended March 31,
	2017	2016
	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	861	886
Natural gas (MMcf)[1]	14,060	11,250
Equivalents (MBoe)	3,204	2,761
Revenue:
Oil and condensate sales	$40,474	$27,248
Natural gas and natural gas liquids sales	47,701	25,112
Gain on commodity derivative instruments	22,725	10,626
Lease bonus and other income	13,682	1,395
Total revenue	$124,582	$64,381
Realized prices:
Oil and condensate ($/Bbl)	$47.01	$30.75
Natural gas ($/Mcf)[1]	3.39	2.23
Equivalents ($/Boe)	$27.52	$18.96
Operating expenses:
Lease operating expense	$4,189	$4,889
Production costs and ad valorem taxes	11,902	7,062
Exploration expense	562	8
Depreciation, depletion, and amortization	26,379	21,721
Impairment of oil and natural gas properties	—	6,096
General and administrative	17,212	17,401
Per Boe:
Lease operating expense (per working interest Boe)	$3.19	$5.37
Production costs and ad valorem taxes	3.71	2.56
Depreciation, depletion, and amortization	8.23	7.87
General and administrative	5.37	6.30

[1]
As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, and cash available for distribution are non-GAAP supplemental financial measures used by Black Stone Minerals’ management and external users of the Partnership’s financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.

Black Stone Minerals defines EBITDA as net income (loss) before interest expense, income taxes and depreciation, depletion, and amortization. Black Stone Minerals defines Adjusted EBITDA as EBITDA adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains/losses on commodity derivative instruments, and non-cash equity-based compensation. Black Stone Minerals defines cash available for distribution as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures, capital expenditures, cash interest expense, and distributions to noncontrolling interests and preferred unitholders.

EBITDA, Adjusted EBITDA, and cash available for distribution should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP as measures of the Partnership’s financial performance. EBITDA, Adjusted EBITDA, and cash available for distribution have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. The Partnership’s computation of EBITDA, Adjusted EBITDA, and cash available for distribution may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA, Adjusted EBITDA, and cash available for distribution to net income, the most directly comparable GAAP financial measure, for the periods indicated.

	Three Months Ended March 31,
	2017	2016
	(Unaudited) (In thousands)
Net income (loss)	$61,583	$10,749
Adjustments to reconcile to Adjusted EBITDA:
Add:
Depreciation, depletion and amortization	26,379	21,721
Interest expense	3,507	1,048
EBITDA	91,469	33,518
Add:
Impairment of oil and natural gas properties	—	6,096
Accretion of asset retirement obligations	247	274
Equity-based compensation	4,661	5,900
Unrealized loss on commodity derivative instruments	—	9,955
Less:
Unrealized gain on commodity derivative instruments	(18,447)	—
Adjusted EBITDA	77,930	55,743
Adjustments to reconcile to cash generated from operations:
Less:
Change in deferred revenue	(325)	(203)
Cash interest expense	(3,292)	(851)
(Gain) loss on sales of assets, net	(924)	(4,680)
Estimated replacement capital expenditures[1]	(3,750)	—
Cash generated from operations	69,639	50,009
Less:
Cash paid to noncontrolling interests	(25)	(33)
Redeemable preferred unit distributions	(1,114)	(1,804)
Cash generated from operations available for distribution on common and subordinated units and reinvestment in our business	$68,500	$48,172

1 On August 3, 2016, the Board established a replacement capital expenditure estimate of $15.0 million for the period of April 1, 2016 to March 31, 2017. There was no established estimate of replacement capital expenditures prior to this period.